October 19, 2006

The Student Loan Corporation Announces
Third Quarter Earnings

Stamford, CT: The Student Loan Corporation (NYSE:STU) today reported net income of $78 million ($3.89 basic earnings per share) for the third quarter of 2006, a decrease of $5 million (6%) compared to net income of $83 million ($4.15 basic earnings per share) for the same period of 2005. An increase in other income of $15 million (after tax) only partially offset reduced net interest income of $15 million (after tax) and $5 million (after tax) of higher expenses and loan loss provisions.

"We continue to be pleased with our performance particularly during this quarter, having achieved a record level of originations. Our business momentum remains strong despite challenges of the interest rate yield curve," said CEO Mike Reardon. "We continue to expand our relationships with schools and enhance our products. Our team's focus has both increased the number of customers we serve and helped to deepen our relationships with existing customers."

During the twelve-month period ending September 30, 2006, the Company’s managed student loan portfolio grew by $3.0 billion (10%) to $33.3 billion. The managed portfolio includes $23.7 billion of Company owned loan assets. Third quarter 2006 disbursements included FFELP Stafford and PLUS disbursements of $1.3 billion, up $0.2 billion (20%) compared to the same period last year. The Company also made new CitiAssist Loan commitments of $682 million, up $60 million (10%) compared to the same period last year. Secondary market and other loan procurement activities contributed approximately $2.2 billion of FFELP loans to the Company’s student loan portfolio during the 2006 third quarter. Substantially all of this secondary market and other loan procurement volume was composed of FFELP Consolidation Loans.

Net interest income of $98 million for the third quarter of 2006 was $25 million (20%) lower than the same period of 2005. The net interest margin for the third quarter of 2006 was 1.54%, a decrease of 30 basis points from the same period of 2005. The decrease in net interest income and net interest margin was mainly the result of higher market interest rates. The rate increases resulted in a decline in floor income of $12 million and caused changes in funding costs to exceed changes in interest earned by $8 million. The relatively larger increase in funding costs occurred as previously funded low cost fixed-rate debt matured and was refinanced at higher current market rates. Floor income is a non-GAAP financial measure that is described in more detail in the Company’s 2005 Annual Report and Form 10-K.

The Company’s other income of $79 million for the third quarter of 2006 was $24 million (45%) higher than the same period of 2005. This was mainly attributable to increased gains of $37 million (pretax) on $2.5 billion of securitized loans in September of 2006. In a similar transaction in September of 2005, $1.0 billion of loans were securitized. A decrease in gains on other loan sales of $6 million (pretax) and a decrease in fee and other income of $7 million (pretax) partially offset the increase. The fee and other income decrease was primarily the result of retained interest revaluations.

The Company’s total operating expense ratio (total operating expenses as a percentage of average managed loans) for the third quarter of 2006 was 0.53%, unchanged from the third quarter of 2005. Total operating expenses of $44 million for the third quarter of 2006 were up $4 million from the same 2005 period.

For the nine months ended September 30, 2006, the Company earned $226 million ($11.29 basic earnings per share), a decrease of $4 million (2%) from $230 million ($11.50 basic earnings per share) for the same period of 2005. The change is primarily attributable to a decrease in net interest income and an increase in operating expenses, partially offset by higher gains on securitization and other loan sales as well as higher fee and other income.

The Company’s provision for loan losses for the third quarter of 2006 was $7 million, $5 million higher than the third quarter 2005 provision. The increase is due in part to the Deficit Reduction Act, which imposes a 1% risk-sharing provision on claims filed after June 30, 2006 by servicers with the Exceptional Performer designation, and seasoning of the CitiAssist portfolio. The Exceptional Performer designation is granted by the Department of Education in recognition of an exceptional level of performance in servicing federally guaranteed student loans. See the Company’s 2005 Annual Report and Form 10-K for further details.

The Company’s third quarter 2006 return on average equity decreased to 20.8% from 25.9% in the third quarter of 2005, due primarily to the decrease in net income combined with higher equity balances.

The Company’s Board of Directors declared a regular quarterly dividend on the Company’s common stock of $1.30 per share. The dividend will be paid December 1, 2006 to shareholders of record on November 15, 2006.

The Student Loan Corporation is one of the nation’s leading originators and holders of insured student loans. Citibank, N.A., a subsidiary of Citigroup Inc., is the largest shareholder in the Company with an 80% interest.

For information or inquiries regarding student loan accounts, please call 1-800-967-2400. Hearing impaired customers with Telecommunication Devices for the Deaf (TDD) may call 1-800-846-1298. Information is also available on the Company’s Web site at http://www.studentloan.com.

FORWARD-LOOKING STATEMENTS

Certain statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act.  The Company’s actual results may differ materially from those suggested by the forward-looking statements, which are typically identified by the words or phrases “believe”, “expect”, “anticipate”, “intend”, “estimate”, “target”, “may increase”, “may fluctuate”, “may result in”, “are projected”, “will”, “should”, “would”, “could” and similar expressions.  These forward-looking statements involve risks and uncertainties including, but not limited to, general economic conditions, including the performance of financial markets and interest rates; and the effects of future legislative and regulatory changes, including those affecting the interest rates borrowers pay on certain loans and the magnitude of certain loan subsidies, which will determine the floor income benefit to the Company on Stafford Loans; and the persistence of lower risk-sharing liabilities.

Press Contact:	Mark Rodgers	212-559-1719
Investor Relations:	Daniel McHugh	203-975-6320

THE STUDENT LOAN CORPORATION
CONSOLIDATED BALANCE SHEET
(Dollars in thousands, except per share amounts)
(Unaudited)

	September 30,	December 31,	September 30,
	2006	2005	2005
ASSETS
Federally insured student loans	$16,675,850	$17,508,605	$18,916,342
Private education loans	3,647,499	4,812,443	4,733,121
Deferred origination and premium costs	662,049	706,736	737,692
Less: allowance for loan losses	(11,377)	(4,990)	(4,665)
Student loans, net	20,974,021	23,022,794	24,382,490
Other loans and lines of credit	104,816	50,085	43,043
Loans held for sale	2,614,727	2,067,937	1,567,867
Cash	27	1,152	742
Residual interests in securitized loans	382,963	188,454	133,825
Other assets	895,761	657,275	661,156

Total Assets	$24,972,315	$25,987,697	$26,789,123

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings, payable to principal shareholder	$11,384,800	$10,781,100	$13,139,000
Long-term borrowings, payable to principal shareholder	11,200,000	13,200,000	11,700,000
Deferred income taxes	290,289	289,843	281,104
Other liabilities	578,431	354,909	364,562

Total Liabilities	23,453,520	24,625,852	25,484,666

Common stock, $0.01 par value; authorized 50,000,000
shares; 20,000,000 shares issued and outstanding	200	200	200
Additional paid-in capital	141,312	139,383	139,355
Retained earnings	1,375,932	1,222,262	1,164,902
Accumulated other changes in equity from nonowner sources	1,351	-	-
Total Stockholders' Equity	1,518,795	1,361,845	1,304,457

Total Liabilities and Stockholders' Equity	$24,972,315	$25,987,697	$26,789,123

Certain prior period balances have been reclassified to conform to the current period's presentation.

THE STUDENT LOAN CORPORATION
CONSOLIDATED STATEMENT OF INCOME
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
NET INTEREST INCOME
Interest income	$ 420,366	$ 340,890	$ 1,227,924	$ 946,232
Interest expense to principal shareholder	321,962	217,656	907,234	565,053
Net interest income	98,404	123,234	320,690	381,179
Less: provision for loan losses	(7,065)	(2,427)	(18,506)	(7,828)
Net interest income after provision for loan losses	91,339	120,807	302,184	373,351

OTHER INCOME
Gains on loans securitized	75,163	37,817	144,236	85,604
Gains on loan sales	5,904	11,902	26,103	12,151
Fee and other income	(2,433)	4,631	16,963	(5,106)
Total other income	78,634	54,350	187,302	92,649

OPERATING EXPENSES
Salaries and employee benefits	14,969	12,158	41,128	35,399
Other expenses	29,023	27,688	80,811	72,654
Total operating expenses	43,992	39,846	121,939	108,053

Income before income taxes and extraordinary item	125,981	135,311	367,547	357,947
Income taxes	48,170	52,353	141,771	133,412
Income before extraordinary item	77,811	82,958	225,776	224,535
Gain on extinguishment of trust, net of taxes of $3,448	-	-	-	5,465
NET INCOME	$ 77,811	$ 82,958	$ 225,776	$ 230,000

DIVIDENDS DECLARED	$ 26,000	$ 21,600	$ 73,600	$ 64,800

BASIC AND DILUTED EARNINGS PER COMMON SHARE
(based on 20 million average shares outstanding)
Income before extraordinary item	$ 3.89	$ 4.15	$ 11.29	$ 11.23
Extraordinary item	-	-	-	.27
NET INCOME	$ 3.89	$ 4.15	$ 11.29	$ 11.50

DIVIDENDS DECLARED PER COMMON SHARE	$ 1.30	$ 1.08	$ 3.68	$ 3.24

Certain prior period balances have been reclassified to conform to the current period's presentation.